EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q3 2022 Results
Positive net income, revenue growth and significant margin expansion define a successful quarter.
HOUSTON, TX--(October 28, 2022) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for its fiscal quarter ended September 30, 2022.
–Revenue for the third quarter of 2022 was $177.0 million, an increase of $23.4 million, or 15%, from $153.6 million in the prior quarter and an increase of over 100% from the prior year.
–Net income for the third quarter was $13.6 million, an improvement of $14.0 million from a reported net loss of $0.4 million in the second quarter of the year and an increase of $22.7 million, or 250%, from the third quarter of 2021.
–Adjusted EBITDA(1) of $30.3 million increased 69%, or $12.3 million from the $18.0 million reported in the second quarter driven by increased activity and expanding margins across all segments.
–Net debt was reduced by 19%, or $13.2 million, from the prior quarter with operating cash flow of $10.7 million for the third quarter.
–Wireline Services Adjusted EBITDA of $11.4 million, growth of $7.1 million, or 165%, from $4.3 million reported in the prior quarter as a result of increased pricing and successful internal initiatives.
CEO Comments
Stuart Bodden, the Company’s Chief Executive Officer, noted “Ranger delivered another quarter of strong performance, with all three of our business segments showing increased revenue and expanded margins during the quarter. On a consolidated basis, revenue increased 15% quarter over quarter, while Adjusted EBITDA grew 69%. Adjusted EBITDA margins exceeded 17% achieving our stated goal of a 15% margin run rate by year end. Our strong performance is the direct result of the hard work of our teams and our continued focus on customer service and disciplined execution. After a year of integration efforts, our leadership is aligning behind our shared objectives and continuing to find incremental efficiencies and opportunities. All of our acquisitions executed last year are now delivering strong returns demonstrating the value of our consolidation strategy. In consideration of our outstanding Q3 performance, we now expect revenue to range between $615 and $620 million for the full year with Adjusted EBITDA margins near the top end of prior guidance of 13%.
Mr. Bodden continued, “We have high standards for Ranger and are continuing to raise our expectations for the company. We have performed well, matured as an organization and improved our financial health on the back of the acquisitions completed during 2021, with teams that believe we can and will take advantage of additional opportunities to improve further. The best illustration of outstanding performance is acknowledgment from a customer and we are proud that this quarter one of our crews received “Rig of the Quarter” from Pioneer Natural Resources in the Permian region. We are proud of this rig crew and local management for operating with the excellence that earned them this recognition.
(1) “Adjusted EBITDA” and “Adjusted Net Debt” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.

EXHIBIT 99.1
“As we look to the future, we understand our shareholders expect the business to continue its strong performance and pursue opportunities to maximize the long-term value of the Company. This quarter, Management and the Board have revisited our strategic priorities, which first and foremost, includes ensuring the Company has a resilient balance sheet that can withstand virtually any storm. The other strategic priority is growth, whether organic or inorganic, which is important for a company of our size operating in a fragmented sector. Our financial results have demonstrated our ability to successfully integrate companies and be an effective consolidator, and we believe there is a need for further consolidation within our existing and adjacent product lines. Going forward, we will continue to evaluate these priorities in keeping with our goal to maximize shareholder value.”
Consolidated Company Results
Company revenue increased to $177.0 million in the third quarter of 2022, up from $153.6 million in the second quarter and up from $81.7 million in the third quarter of the prior year. Asset utilization and pricing increases both contributed to the improved revenue across segments.
Operating expense for the third quarter totaled $159.0 million as compared to $155.8 million for the prior quarter. The increase in operating costs were largely a result of an increase in operating activity for the quarter.
The Company is reporting a net income of $13.6 million, an increase of $14.0 million, for the third quarter compared to a $0.4 million loss in the second quarter of the year. The increase is attributable to increased profit margins across all of the reporting segments.
General and administrative costs were $11.0 million for the third quarter, a decrease of $1.2 million from $12.2 million during the second quarter. The decrease was predominately from less integration, severance, and legal costs as compared to the prior quarter.
Adjustments to EBITDA at a consolidated level were affected by several non-cash items this quarter that included asset sale impacts, bargain purchase gain and severance and reorganization costs.
Our key financial focus in the coming quarters will be on making incremental improvements to operating efficiency to facilitate additional margin expansion and improve cash flows that will be deployed toward paying down our debt. Current internal projections suggest the fourth quarter of the year will bring about seasonality leading to moderate declines in financial performance that is likely to continue into the first quarter. We anticipate a meaningful pickup in activity again as we exit the first quarter of 2023. The Company is using the second half of 2022 as a 2023 budget baseline and does believe that there are additional opportunities to grow from these levels. Budgeting discussions have been initiated and the Company will provide further guidance when year end results are reported.
Business Segment Financial Results
High Specification Rigs
High Specification Rigs segment revenue increased by $3.7 million to $79.7 million in the third quarter from $76.0 million in the second quarter. Rig hours increased to 123,000 hours in the third quarter from 119,900 hours in the second quarter of the year. The increase in rig hours was coupled with an increase of $16, or 3%, in the hourly average rig rate to $648 in the third quarter from $632 in the second quarter, driving an overall revenue increase of 5%.

EXHIBIT 99.1
Operating income increased by $4.6 million to $10.7 million in the third quarter from $6.1 million in the second quarter. Adjusted EBITDA increased 20%, or $2.8 million, to $17.0 million in the third quarter from $14.2 million in the second quarter. The increase in operating income and Adjusted EBITDA was largely the result of the increases in profit margins during the quarter due to declining operating expenses as compared to the second quarter.
Wireline Services
Wireline Services segment revenue increased to $60.6 million, up $11.1 million, or 22% in the third quarter from $49.5 million in the second quarter. The increase in revenue was primarily attributable to an increase in activity, as demonstrated by an increase in 1,200 completed stages from 8,000 in the second quarter to 9,200 in the third quarter.
Operating income increased to $8.6 million, up $7.1 million, or over 400% in the third quarter, up from $1.5 million in the second quarter. Adjusted EBITDA increased $7.1 million to $11.4 million in the third quarter, up from $4.3 million in the second quarter. The increase in operating income and Adjusted EBITDA was driven by both increased activity for all Wireline Services and expanding profit margins, attributable to several efforts implemented earlier in the year. We believe we will continue to see further improvements in this segment during 2023.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue increased by 30%, or $8.6 million, to $36.7 million in the third quarter from $28.1 million in the second quarter. The increase in revenue was attributable to the various lines of business including coil tubing, rentals and fishing and plug and abandonment services, which continued to show meaningful growth and margin expansion this quarter.
Operating income increased $4.1 million to $9.2 million in the third quarter, up from $5.1 million in the second quarter of the year. Adjusted EBITDA increased 106%, or $5.4 million, to $10.5 million in the third quarter, as compared to $5.1 million in the second quarter of the year. The increase in operating income and Adjusted EBITDA was driven by increased margins on improvements in revenue.
Balance Sheet Summary
We ended the third quarter with $35.7 million of liquidity, consisting of $30.5 million of capacity on our revolving credit facility and $5.2 million of cash.
Our aggregate net debt at the end of the third quarter was $57.5 million, a decrease of $13.2 million, as compared to $70.7 million at the end of the second quarter. The decrease is attributable to additional payments on our revolving credit facility, coupled with the extinguishment of Term Loan B and payments made to term debt with proceeds from asset sales.
Our net debt includes certain financing arrangements which we adjust for comparability. When looking at aggregate adjusted net debt(1), we ended the third quarter at $45.2 million, a decrease of $13.1 million, as compared to $58.3 million at the end of the second quarter. Of our total debt balance, $18.0 million is term debt.
We had an outstanding balance on our revolving credit facility of $24.9 million at the end of the third quarter compared to $33.9 million at the end of the second quarter.
The Company continues to anticipate capital expenditures of approximately $15.0 million for the full year of 2022.

EXHIBIT 99.1
Conference Call
The Company will host a conference call to discuss its results from the third quarter of 2022 on October 28, 2022 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call participants are encouraged to login to the webcast via this link: https://audience.mysequire.com/webinar-view?webinar_id=8b068662-a2c2-4b91-948c-296ed60dec79.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended
	September 30, 2022	June 30, 2022
Revenue
High specification rigs	$79.7	$76.0
Wireline services	60.6	49.5
Processing solutions and ancillary services	36.7	28.1
Total revenue	177.0	153.6

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	62.7	61.8
Wireline services	49.2	45.2
Processing solutions and ancillary services	26.2	23.0
Total cost of services	138.1	130.0
General and administrative	11.0	12.2
Depreciation and amortization	10.8	11.4
Impairment of fixed assets	0.2	1.1
Gain (loss) on sale of assets	(1.1)	1.1
Total operating expenses	159.0	155.8

Operating income (loss)	18.0	(2.2)

Other (income) expenses
Interest expense, net	1.8	1.8
Gain on bargain purchase, net of tax	(0.8)	(2.8)
Total other (income) expenses, net	1.0	(1.0)

Income (loss) before income tax benefit	17.0	(1.2)
Tax (benefit) expense	3.4	(0.8)
Net income (loss)	$13.6	$(0.4)

Income (loss) per common share:
Basic	$0.55	$(0.02)
Diluted	$0.54	$(0.02)
Weighted average common shares outstanding
Basic	24,845,517	23,581,466
Diluted	25,184,067	23,581,466

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$5.2	$0.6
Accounts receivable, net	95.0	80.8
Contract assets	38.7	13.0
Inventory	5.4	2.5
Prepaid expenses	12.6	8.3
Assets held for sale	5.1	—
Total current assets	162.0	105.2

Property and equipment, net	226.2	270.6
Intangible assets, net	7.2	7.8
Operating leases, right-of-use assets	11.6	6.8
Other assets	1.2	2.7
Total assets	$408.2	$393.1

Liabilities and Stockholders' Equity
Accounts payable	36.7	20.7
Accrued expenses	34.0	30.3
Other financing liability, current portion	0.8	2.2
Long-term debt, current portion	30.4	44.1
Other current liabilities	6.1	5.4
Total current liabilities	108.0	102.7

Operating leases, right-of-use obligations	10.1	5.8
Other financing liability	11.8	12.5
Long-term debt, net	12.9	18.4
Other long-term liabilities	7.7	5.0
Total liabilities	$150.5	$144.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022; 6,000,001 shares issued and outstanding as of December 31, 2021	—	0.1
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,425,754 shares issued and 24,873,926 shares outstanding as of September 30, 2022; 18,981,172 shares issued and 18,429,344 shares outstanding as of December 31, 2021	0.3	0.2
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of September 30, 2022 and December 31, 2021	—	—
Less: Class A Common Stock held in treasury at cost; 551,828 treasury shares as of September 30, 2022 and December 31, 2021	(3.8)	(3.8)
Accumulated deficit	(0.5)	(8.0)
Additional paid-in capital	261.7	260.2
Total controlling stockholders' equity	257.7	248.7
Total liabilities and stockholders' equity	$408.2	$393.1

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Nine Months Ended
September 30, 2022
Cash Flows from Operating Activities
Net income	$7.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.8
Equity based compensation	2.8
Impairment of fixed assets	1.3
Gain on bargain purchase, net of tax	(3.6)
Other expense, net	0.9
Changes in operating assets and liabilities, net effects of business acquisitions
Accounts receivable	(14.3)
Contract assets	(25.7)
Inventory	(2.9)
Prepaid expenses and other current assets	(4.2)
Other assets	(3.6)
Accounts payable	16.0
Accrued expenses	3.7
Other current liabilities	0.8
Other long-term liabilities	6.0
Net cash provided by operating activities	18.5

Cash Flows from Investing Activities
Purchase of property and equipment	(8.7)
Proceeds from disposal of property and equipment	20.4
Purchase of businesses, net of cash received	0.8
Net cash provided by investing activities	12.5

Cash Flows from Financing Activities
Borrowings under Credit Facility	431.0
Principal payments on Credit Facility	(433.2)
Principal payments on Eclipse M&E Term Loan	(1.5)
Principal payments under Eclipse Term Loan B	(12.4)
Principal payments on Secured Promissory Note	(3.3)
Principal payments on financing lease obligations	(3.4)
Principal payments on other financing liabilities	(2.2)
Shares withheld on equity transactions	(1.1)
Payments on Installment Purchases	(0.3)
Net cash used in financing activities	(26.4)

Increase in cash and cash equivalents	4.6
Cash and cash equivalents, Beginning of Period	0.6
Cash and cash equivalents, End of Period	$5.2

Supplemental Cash Flow Information
Interest paid	$0.8
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures	$(0.7)
Additions to fixed assets through installment purchases and financing leases	$(3.5)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Adjusted Net Debt, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Adjusted Net Debt should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash and certain items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1
The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the three months ended September 30, 2022 and June 30, 2022, in millions:

	Three Months Ended September 30, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$10.7	$8.6	$9.2	$(14.9)	$13.6
Interest expense, net	—	—	—	1.8	1.8
Tax (benefit) expense	—	—	—	3.4	3.4
Depreciation and amortization	6.3	2.8	1.3	0.4	10.8
Impairment of fixed assets	—	—	—	0.2	0.2
EBITDA	17.0	11.4	10.5	(9.1)	29.8
Equity based compensation	—	—	—	1.1	1.1
(Gain) loss on disposal of property and equipment	—	—	—	(1.1)	(1.1)
Bargain purchase gain, net of tax	—	—	—	(0.8)	(0.8)
Severance and reorganization costs	—	—	—	1.1	1.1
Acquisition related costs	—	—	—	—	—
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$17.0	$11.4	$10.5	$(8.6)	$30.3

	Three Months Ended June 30, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$6.1	$1.5	$5.1	$(13.1)	$(0.4)
Interest expense, net	—	—	—	1.8	1.8
Tax (benefit) expense	—	—	—	(0.8)	(0.8)
Depreciation and amortization	8.1	2.8	—	0.5	11.4
Impairment of fixed asset	—	—	—	1.1	1.1
EBITDA	14.2	4.3	5.1	(10.5)	13.1
Equity based compensation	—	—	—	0.9	0.9
(Gain) loss on disposal of property and equipment	—	—	—	2.1	2.1
Bargain purchase gain, net of tax	—	—	—	(2.8)	(2.8)
Severance and reorganization costs	—	—	—	0.5	0.5
Acquisition related costs	—	—	—	3.3	3.3
Legal fees and settlements	—	—	—	0.9	0.9
Adjusted EBITDA	$14.2	$4.3	$5.1	$(5.6)	$18.0

EXHIBIT 99.1
Adjusted Net Debt
We believe Net Debt and Adjusted Net Debt are useful performance measures of liquidity, financial health and provides an indication of our leverage. We define Net Debt as current and long-term debt, finance leases, other financing obligations, offset by cash and cash equivalents. We define Adjusted Net Debt as Net Debt, less a facility financing lease, to be analogous to the calculation of certain financial covenants. All debt and other obligations present the principal balances outstanding as of the respective periods.
The following tables are a reconciliation of consolidated debt and cash and cash equivalents to Net Debt and Adjusted Net Debt as of September 30, 2022 and June 30, 2022:

	September 30, 2022	June 30, 2022	Change
	(in millions)
Debt and Other Obligations
Credit facility	$24.9	$33.9	$(9.0)
Eclipse Term Loan A	11.0	11.7	(0.7)
Eclipse Term Loan B	—	2.8	(2.8)
Secured Promissory Note	7.0	7.7	(0.7)
Installment purchases	0.6	0.7	(0.1)
Other financing liabilities	12.6	12.8	(0.2)
Finance lease obligations	6.6	6.2	0.4
Less: Cash and cash equivalents	5.2	5.1	0.1
Net Debt	57.5	70.7	(13.2)
Less: Facility financing lease	12.3	12.4	(0.1)
Adjusted Net Debt	$45.2	$58.3	$(13.1)